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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

EnCyc, Inc., a Michigan subsidiary

CSN Computer Consulting GmbH, a German subsidiary

Market Solutions Limited, a United Kingdom subsidiary

Onyx CSN Computer Holding GmbH, a German subsidiary

Onyx Software Canada Inc., an Ontario subsidiary

Onyx Software UK, Ltd., a Great Britain subsidiary

Onyx Software Asia Pte Ltd., a Singapore subsidiary

Onyx Software Australia Pty, Ltd., a New South Wales subsidiary

Onyx International Sales Corporation, a Barbados subsidiary

Versametrix, Inc., a Washington subsidiary

Xyno Software France SRL, a French Subsidiary